Exhibit 99.1
Ardelyx Reports Third Quarter 2026 Financial Results and Provides Business Update
Q3 2026 total product revenue of $125.5 million, reflecting 19% growth year-over-year
IBSRELA Q3 2026 revenue growth of 23% year-over-year to $96.3 million
Strong financial position with $285.3 million in cash, cash equivalents and investments as of September 30, 2026
Enrollment completed ahead of schedule in Phase 3 Clinical Trial in CIC
Conference call scheduled for 4:30 PM Eastern Time
WALTHAM, Mass., November 3, 2026 – Ardelyx Inc. (Nasdaq: ARDX), (“Ardelyx” or the “Company”) a commercial-stage biopharmaceutical company focused on the development and commercialization of innovative medicines that meet significant unmet medical needs, today reported financial results for the third quarter ended September 30, 2026, and provided a business update.

“Our third quarter results reflect the strength of the foundation we’ve built,” said Mike Raab, President and Chief Executive Officer of Ardelyx. “IBSRELA year-over-year growth of 23% is the engine driving total product revenue of over $125 million for the quarter. With our robust tenapanor intellectual property portfolio, and our fully enrolled Phase 3 ACCEL trial for CIC, the value of IBSRELA continues to strengthen. Finally, with over $285 million in cash and investments, and a disciplined capital allocation strategy, we are well positioned to create and deliver significant long-term value.”

Product Revenue
Revenue for IBSRELA® (tenapanor) during the third quarter of 2026 was $96.3 million, reflecting year-over-year growth of 23%. The growth was driven by increases in total writers and total prescriptions.

Revenue for XPHOZAH® (tenapanor) during the third quarter of 2026 was $29.2 million, reflecting year-over-year growth of 7%.

2026 Full-Year Guidance and Outlook
•Full-year 2026 revenue guidance for IBSRELA reiterated to be between $350 and $370 million.
•Full-year 2026 revenue guidance for XPHOZAH reiterated to be between $110 and $120 million.
•Full-year 2026 operating expense guidance reiterated to be below $500 million.
•IBSRELA long-term guidance of achieving $1 billion in annual revenue remains.

Pipeline Updates
•The Company has completed enrollment ahead of schedule in its Phase 3 clinical trial, ACCEL, evaluating tenapanor for the treatment of chronic idiopathic constipation (CIC) in adults. The Company is on track to announce topline data in the second half of 2027.

Corporate Updates
•The United States Patent and Trademark Office notified the Company that on November 10, 2026, they will issue U.S. Patent No. 12,788,750 titled, “Oral Formulation of a Therapeutic Compound”, with an expiration date of December 6, 2041. This patent will cover the Company’s commercial formulations of both IBSRELA and XPHOZAH.
•In October at the American College of Gastroenterology annual scientific meeting, the Company presented real world data showing that gastrointestinal-related healthcare resource utilization dropped after adults with IBS-C started IBSRELA.
•Also in October, at the American Society of Nephrology Kidney meeting, the Company presented real-world data showing reductions in serum phosphate following XPHOZAH initiation in adults on dialysis with or without phosphate binders.

Third Quarter 2026 Financial Results
•Cash Position: As of September 30, 2026, the Company had total cash, cash equivalents and short-term investments of $285.3 million, compared to total cash, cash equivalents and short-term investments of $264.7 million as of December 31, 2025.
•Revenues: Total product revenue for the quarter ended September 30, 2026 was $125.5 million, compared to $105.5 million for the quarter ended September 30, 2025, reflecting 19% growth, driven by increased demand.

•R&D Expenses: Research and development expenses were $25.2 million for the quarter ended September 30, 2026, compared to $18.1 million for the quarter ended September 30, 2025. The increase was primarily related to investments in the ACCEL Phase 3 trial for CIC.
•SG&A Expenses: Selling, general and administrative expenses were $93.9 million for the quarter ended September 30, 2026, compared to $83.6 million for the quarter ended September 30, 2025. The increase was related to deliberate investments to address the access barriers and drive future adoption of IBSRELA.
•Net Loss: Net loss for the quarter ended September 30, 2026 was $0.7 million, or $(0.00) per share, compared to net loss of $1.0 million, or $(0.00) per share, for the quarter ended September 30, 2025. The net loss for the third quarter of 2026 included share-based compensation expense of $15.1 million.

Conference Call Details
The company will host a conference call today, November 3, 2026, at 4:30 PM ET to discuss today’s announcement. To participate in the conference call, please dial (877) 346-6112 (domestic) or +1 (848) 280-6350 (international) and ask to be joined into the Ardelyx call. A webcast of the call can also be accessed by visiting the Investor page of the company’s website, https://ardelyx.com/, and will be available on the website following the call.
IMPORTANT SAFETY INFORMATION (IBSRELA)

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS
IBSRELA is contraindicated in patients less than 6 years of age; in nonclinical studies in young juvenile rats administration of tenapanor caused deaths presumed to be due to dehydration. Avoid use of IBSRELA in patients 6 years to less than 12 years of age. The safety and effectiveness of IBSRELA have not been established in patients less than 18 years of age.
CONTRAINDICATIONS
•IBSRELA is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.
•IBSRELA is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.
WARNINGS AND PRECAUTIONS
Risk of Serious Dehydration in Pediatric Patients
•IBSRELA is contraindicated in patients below 6 years of age. The safety and effectiveness of IBSRELA in patients less than 18 years of age have not been established. In young juvenile rats (less than 1 week old; approximate human age equivalent of less than 2 years of age), decreased body weight and deaths occurred, presumed to be due to dehydration, following oral administration of tenapanor. There are no data available in older juvenile rats (human age equivalent 2 years to less than 12 years).
•Avoid the use of IBSRELA in patients 6 years to less than 12 years of age. Although there are no data in older juvenile rats, given the deaths in younger rats and the lack of clinical safety and efficacy data in pediatric patients, avoid the use of IBSRELA in patients 6 years to less than 12 years of age.
Diarrhea
Diarrhea was the most common adverse reaction in two randomized, double-blind, placebo-controlled trials of IBS-C. Severe diarrhea was reported in 2.5% of IBSRELA-treated patients. If severe diarrhea occurs, suspend dosing and rehydrate patient.
MOST COMMON ADVERSE REACTIONS
The most common adverse reactions in IBSRELA-treated patients (incidence ≥2% and greater than placebo) were: diarrhea (16% vs 4% placebo), abdominal distension (3% vs <1%), flatulence (3% vs 1%) and dizziness (2% vs <1%).
INDICATION
IBSRELA (tenapanor) is indicated for the treatment of Irritable Bowel Syndrome with Constipation (IBS-C) in adults.
Please see full Prescribing Information, including Boxed Warning, for additional risk information.
IMPORTANT SAFETY INFORMATION (XPHOZAH)
CONTRAINDICATIONS
XPHOZAH is contraindicated in:
•Pediatric patients under 6 years of age
•Patients with known or suspected mechanical gastrointestinal obstruction

WARNINGS AND PRECAUTIONS
Diarrhea
Patients may experience severe diarrhea. Treatment with XPHOZAH should be discontinued in patients who develop severe diarrhea.
MOST COMMON ADVERSE REACTIONS
Diarrhea, which occurred in 43-53% of patients, was the only adverse reaction reported in at least 5% of XPHOZAH-treated patients with CKD on dialysis across trials. The majority of diarrhea events in the XPHOZAH-treated patients were reported to be mild-to-moderate in severity and resolved over time, or with dose reduction. Diarrhea was typically reported soon after initiation but could occur at any time during treatment with XPHOZAH. Severe diarrhea was reported in 5% of XPHOZAH-treated patients in these trials.
INDICATION
XPHOZAH (tenapanor), 30 mg BID, is indicated to reduce serum phosphorus in adults with chronic kidney disease (CKD) on dialysis as add-on therapy in patients who have an inadequate response to phosphate binders or who are intolerant of any dose of phosphate binder therapy.
For additional safety information, please see full Prescribing Information.
About Ardelyx
Ardelyx is a commercial-stage biopharmaceutical company focused on the development and commercialization of innovative medicines that meet significant unmet medical needs. Ardelyx has two commercial products approved in the United States, IBSRELA® (tenapanor) and XPHOZAH® (tenapanor). The company’s pipeline includes the Phase 3 development of IBSRELA for chronic idiopathic constipation (CIC) and RDX10531, a next-generation NHE3 inhibitor with potential application across multiple therapeutic areas. Ardelyx works with partners to develop and commercialize its products outside of the United States. For more information, please visit https://ardelyx.com/ and connect with us on X (formerly known as Twitter), LinkedIn and Facebook.

Forward Looking Statements
To the extent that statements contained in this press release are not descriptions of historical facts regarding Ardelyx, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Reform Act of 1995, including Ardelyx’s current expectations regarding: the long term potential for Ardelyx’s existing commercial products; our efforts towards profitability; opportunities for continued IBSRELA growth, including our expectation for achieving $1 billion in annual revenue; our U.S. net product sales revenue and operating expense guidance for full year 2026; our capital allocation strategy; the scope and duration of our intellectual property protection; and our expectations and timing regarding pipeline development activities, including the expected topline readout of the Phase 3 ACCEL trial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control, that could cause actual outcomes or results to differ materially from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, Ardelyx’s ability to successfully commercialize IBSRELA and XPHOZAH; coverage and reimbursement decisions by government and commercial payors, including prior authorization and step-edit requirements; market acceptance of our products and the effectiveness of our commercial initiatives; competition, including from generic products; Ardelyx’s ability to achieve its financial guidance and long-term revenue expectations and reach profitability when anticipated; the timing, progress and results of clinical trials, including the ACCEL trial; the risk that real-world analyses may not predict future results or outcomes in broader patient populations; Ardelyx’s ability to obtain, maintain and enforce its intellectual property rights; reliance on third-party manufacturers and suppliers; and uncertainties regarding U.S. and foreign regulatory processes. Forward-looking statements speak only as of the date of this press release, and Ardelyx undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Ardelyx’s business in general, please refer to Ardelyx’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2026, and its future current and periodic reports to be filed with the Securities and Exchange Commission.

Investor Contact:
Lisa Caperelli
SVP, Investor Relations & Corporate Communications
lcaperelli@ardelyx.com

Ardelyx, Inc.
Condensed Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$46,317	$67,999
Short-term investments	239,021	196,690
Accounts receivable	93,441	71,848
Prepaid commercial manufacturing	17,161	14,479
Inventory	157,559	123,107
Property and equipment, net	1,570	2,184
Right-of-use assets	3,692	4,795
Prepaid and other assets	28,764	20,502
Total assets	$587,525	$501,604

Liabilities and stockholders’ equity
Accounts payable	$33,657	$19,235
Accrued compensation and benefits	17,592	19,108
Current portion of operating lease liability	1,579	1,479
Deferred revenue	19,196	14,905
Accrued expenses and other liabilities	71,880	51,218
Long-term debt	252,360	202,834
Deferred royalty obligation related to the sale of future royalties	27,215	25,876
Total stockholders’ equity	164,046	166,949
Total liabilities and stockholders’ equity	$587,525	$501,604

Ardelyx, Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues
Product sales, net
IBSRELA	$96,286	$78,158	$252,603	$187,606
XPHOZAH	29,169	27,357	84,354	75,800
Total product sales, net	125,455	105,515	336,957	263,406
Product supply revenue	1,380	—	3,710	6,439
Licensing revenue	216	25	363	5,065
Non-cash royalty revenue related to the sale of future royalties	604	4,789	1,975	7,195
Total revenues	127,655	110,329	343,005	282,105
Costs and operating expenses
Cost of sales(1)	4,539	3,982	15,109	28,688
Research and development	25,199	18,067	71,490	48,671
Selling, general and administrative	93,894	83,612	297,601	250,822
Total costs and operating expenses	123,632	105,661	384,200	328,181
Income (loss) from operations	4,023	4,668	(41,195)	(46,076)
Interest expense	(5,880)	(5,796)	(16,436)	(14,343)
Non-cash interest expense related to the sale of future royalties	(1,502)	(2,188)	(4,086)	(6,478)
Other income, net	2,712	2,449	6,862	6,667
Loss before provision for income taxes	(647)	(867)	(54,855)	(60,230)
Provision for income taxes	90	102	208	962
Net loss	$(737)	$(969)	$(55,063)	$(61,192)
Net loss per share of common stock - basic and diluted	$(0.00)	$(0.00)	$(0.22)	$(0.25)
Shares used in computing net loss per share - basic and diluted	250,007,187	241,908,407	247,991,715	240,165,744

(1) Prior year amounts have been reclassified to conform to the current year presentation.